SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
RULE 13d-2(a)

(Amendment No. 1)

WESTBURY BANCORP, INC.
(Name of Issuer)

Common Stock, $0.01 Par Value
(Title of Class of Securities)

95727P106
(CUSIP Number)

LAWRENCE B. SEIDMAN
100 Misty Lane, 1st Floor
Parsippany, New Jersey 07054
(973) 952-0405

STEVE WOLOSKY, ESQ.
OLSHAN FROME WOLOSKY LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 9, 2015
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box .

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Seidman and Associates, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 44,953
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 44,953
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 44,953
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.02%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Seidman Investment Partnership, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 27,555
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 27,555
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 27,555
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.62%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Seidman Investment Partnership II, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 43,406
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 43,406
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 43,406
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.98%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Seidman Investment Partnership III, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,342
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,342
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,342
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS LSBK06-08, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Florida
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 24,391
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 24,391
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,391
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.55%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Broad Park Investors, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 29,368
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 29,368
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,368
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.67%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS 2514 Multi-Strategy Fund, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 7,061
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 7,061
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,061
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.16%
14	TYPE OF REPORTING PERSON PN

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS CBPS, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New York
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 24,643
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 24,643
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,643
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.56%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Veteri Place Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 119,995
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 119,995
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 119,995
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.72%
14	TYPE OF REPORTING PERSON CO

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS JBRC I, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION New Jersey
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 2,342
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 2,342
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,342
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.05%
14	TYPE OF REPORTING PERSON OO

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Sonia Seidman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,500
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 1,500
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.03%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 95727P106

1	NAME OF REPORTING PERSONS Lawrence B. Seidman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☒ (b)
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 215,242
	8	SHARED VOTING POWER - 0 -
	9	SOLE DISPOSITIVE POWER 215,242
	10	SHARED DISPOSITIVE POWER - 0 -
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 215,242
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 4.88%
14	TYPE OF REPORTING PERSON IN

CUSIP No. 95727P106

The following constitutes Amendment No. 1 to the the Schedule 13D filed by the undersigned ("Amendment No. 1").  This Amendment No. 1 amends the Schedule 13D as specifically set forth herein.

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended and restated to read as follows:

The Shares purchased by the Reporting Persons were purchased with working capital (which may, at any given time, include margin loans made by brokerage firms in the ordinary course of business) in open market purchases (unless otherwise noted), as set forth in Schedule B, which is incorporated by reference herein.  The aggregate purchase cost of the 215,242 Shares beneficially owned in the aggregate by the Reporting Persons is approximately $3,027,886, including brokerage commissions.

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended and restated to read as follows:

The aggregate percentage of Shares reported owned by each Reporting Person is based upon 4,411,480 outstanding, which is the total number of Shares outstanding as of July 30, 2015 as per the Issuer's amended Form 10-Q filed with the Securities and Exchange Commission on July 31, 2015.  The Reporting Persons have reduced their interest in the securities of the Issuer to below 5%, and therefore the Reporting Persons are not required to file any additional Schedule 13D amendments.

A.	SAL

(a)	As of the close of business on September 10, 2015, SAL beneficially owned 44,953 Shares.

       Percentage: Approximately 1.02%.

(b)	1. Sole power to vote or direct the vote: 44,953

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 44,953

4. Shared power to dispose or direct the disposition: 0

(c)	The transaction in the Shares by SAL during the past 60 days is set forth in Schedule B and incorporated herein by reference.

B.	SIP

(a)	As of the close of business on September 10, 2015, SIP beneficially owned 27,555 Shares.

                               Percentage: Approximately 0.62%.

(b)	1. Sole power to vote or direct the vote: 27,555

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 27,555

4. Shared power to dispose or direct the disposition: 0

(c)	The transaction in the Shares by SIP during the past 60 days is set forth in Schedule B and incorporated herein by reference.

CUSIP No. 95727P106
C.	SIPII

(a)	As of the close of business on September 10, 2015, SIPII beneficially owned 43,406 Shares.

Percentage: Approximately 0.98%.

(b)	1. Sole power to vote or direct the vote: 43,406

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 43,406

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by SIPII during the past 60 days.

D.	SIPIII

(a)	As of the close of business on September 10, 2015, SIPIII beneficially owned 2,342 Shares.

Percentage: Approximately 0.05%.

(b)	1. Sole power to vote or direct the vote: 2,342

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 2,342

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by SIPIII during the past 60.

E.	LSBK

(a)	As of the close of business on September 10, 2015, LSBK beneficially owned 24,391 Shares.

Percentage: Approximately 0.55%.

(b)	1. Sole power to vote or direct the vote: 24,391

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 24,391

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by LSBK during the past 60 days.

CUSIP No. 95727P106

F.	Broad Park

(a)	As of the close of business on September 10, 2015, Broad Park beneficially owned 29,368 Shares.

Percentage: Approximately 0.67%.

(b)	1. Sole power to vote or direct the vote: 29,368

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 29,368

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by Broad Park during the past 60.

G.	2514 MSF

(a)	As of the close of business on September 10, 2015, 2514 MSF beneficially owned 7,061 Shares.

Percentage: Approximately 0.16%.

(b)	1. Sole power to vote or direct the vote: 7,061

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 7,061

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by 2514 MSF during the past 60 days.

H.	CBPS

(a)	As of the close of business on September 10, 2015, CBPS beneficially owned 24,643 Shares.

Percentage: Approximately 0.56%.

(b)	1. Sole power to vote or direct the vote: 24,643

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 24,643

4. Shared power to dispose or direct the disposition: 0

(c)	There have not been any transactions in the Shares by CBPS during the past 60 days.

CUSIP No. 95727P106
I.	Veteri

(a)
Veteri, (i) as the Corporate General Partner of each of SIP and SIPII, may be deemed the beneficial owner of the 27,555 Shares owned by SIP and the 43,406 Shares owned by SIPII, and (ii) as the Trading Advisor of LSBK and CBPS, may be deemed the beneficial owner of the 24,391 Shares owned by LSBK and the 24,643 Shares owned by CBPS.  Accordingly, Veteri may be deemed the beneficial owner of an aggregate of 119,995 Shares.

Percentage: Approximately 2.72%.

(b)	1. Sole power to vote or direct the vote: 119,995

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 119,995

4. Shared power to dispose or direct the disposition: 0

(c)
Veteri has not entered into any transactions in the Shares during the past 60 days.  The transaction in the Shares by SIP during the past 60 days is set forth in Schedule B and incorporated herein by reference.  There have not been any transactions in the Shares by SIPII, LSBK or CBPS during the past 60 days.

J.	JBRC

(a)	JBRC, as the co-general partner of SIPIII, may be deemed the beneficial owner of the 2,342 Shares owned by SIPIII.

Percentage: Approximately 0.05%.

(b)	1. Sole power to vote or direct the vote: 2,342

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 2,342

4. Shared power to dispose or direct the disposition: 0

(c)	JBRC has not entered into any transactions in the Shares during the past 60 days. There have not been any transactions in the Shares by SIPIII during the past 60 days.

K.	Sonia

(a)	As of the close of business on September 10, 2015, Sonia beneficially owned 1,500 Shares.

Percentage: Approximately 0.03%.

(b)	1. Sole power to vote or direct the vote: 1,500

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 1,500

4. Shared power to dispose or direct the disposition: 0

(c)	Sonia has not entered into any transactions in the Shares during the past 60 days.

CUSIP No. 95727P106

L.	Seidman

(a)
Seidman, individually owns 10,023 Shares, (i) as the manager of SAL, may be deemed the beneficial owner of the 44,953 Shares owned by SAL, (ii) as the sole officer of Veteri, the corporate general partner of each of SIP and SIPII, may be deemed the beneficial owner of the 27,555 Shares owned by SIP and the 43,406 Shares owned by SIPII, (iii) as the managing member of JBRC, the corporate co-general partner of SIPIII, may be deemed the beneficial owner of the 2,342 Shares owned by SIPIII, (iv) as the sole officer of Veteri, the trading advisor of LSBK and CBPS, may be deemed the beneficial owner of the 24,391 Shares owned by LSBK and the 24,643 Shares owned by CBPS, (v) as the investment manager for each of Broad Park and 2514 MSF, may be deemed the beneficial owner of the 29,368 Shares owned by Broad Park and the 7,061 Shares owned by 2514 MSF, and (vi) as the husband of Sonia, may be deemed the beneficial owner of 1,500 Shares owned by Sonia.  Accordingly, Seidman may be deemed the beneficial owner of an aggregate of 215,242 Shares.  In the foregoing capacities, Seidman has sole and exclusive investment discretion and voting authority with respect to all such Shares.

Percentage: Approximately 4.88%.

(b)	1. Sole power to vote or direct the vote: 215,242

2. Shared power to vote or direct the vote: 0

3. Sole power to dispose or direct the disposition: 215,242

4. Shared power to dispose or direct the disposition: 0

(c)
There have not been any transactions in the Shares by Seidman during the past 60 days.  The transactions in the Shares during the past 60 days on behalf of SAL and SIP are set forth in Schedule B and incorporated herein by reference.  There have not been any transactions in the Shares by SIPII, SIPIII, LSBK, CBPS, Broad Park and 2514 MSF in the past 60 days.

Each of the Reporting Persons, as a member of a “group” with the other Reporting Persons for purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may be deemed to beneficially own the Shares owned by the other Reporting Persons.  The filing of this Schedule 13D shall not be deemed an admission that any of the Reporting Persons is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any Shares he or it does not directly own.  Each of the Reporting Persons specifically disclaims beneficial ownership of the Shares reported herein that he or it does not directly own.

To the best of the Reporting Persons’ knowledge, none of the persons listed on Schedule A beneficially owns any securities of the Issuer.

(d)	No person other than the Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, the Shares.

(e)	The Reporting Persons ceased to be the beneficial owners of more than five percent of the Shares as of September 9, 2015.

Signature Page to Westbury Bancorp, Inc. Schedule 13D Amendment No. 1

SIGNATURES

After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 10, 2015	SEIDMAN AND ASSOCIATES, L.L.C.

	By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Manager

SEIDMAN INVESTMENT PARTNERSHIP, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

SEIDMAN INVESTMENT PARTNERSHIP II, L.P.

By:	Veteri Place Corporation, its General Partner

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

SEIDMAN INVESTMENT PARTNERSHIP III, L.P.

By:	JBRC I, LLC, its co-General Partner

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Managing Member

LSBK06-08, L.L.C.

By:	Veteri Place Corporation, its Trading Advisor

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

BROAD PARK INVESTORS, L.L.C.

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Investment Manager

2514 MULTI-STRATEGY FUND, L.P.

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Investment Manager

CBPS, LLC

By:	Veteri Place Corporation, its Trading Advisor

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

VETERI PLACE CORPORATION

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman President

JBRC I, LLC

By:	/ss/ Lawrence B. Seidman
Lawrence B. Seidman Managing Member

/ss/ Sonia Seidman
SONIA SEIDMAN

/ss/ Lawrence B. Seidman
LAWRENCE B. SEIDMAN

CUSIP No. 95727P106

SCHEDULE B

Entity	Date Sold	Per Share*	Sales Proceeds*	Shares
SAL	9/9/2015	17.9447	71,778.67	4,000

SIP	9/9/2015	17.9479	197,426.35	11,000

*Includes brokerage commission.